Exhibit 10.4

TRANSITION SERVICES AGREEMENT

by and between

THE ENSIGN GROUP, INC.

and

CARETRUST REIT, INC.

dated as of

May 30, 2014

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS
Section 1.1	Certain Definitions	1
Section 1.2	Interpretation	3
ARTICLE II

SERVICES

Section 2.1	Services	4
Section 2.2	Additional Services	4
Section 2.3	No Violations	5
Section 2.4	Third-Party Providers	5
Section 2.5	Independent Contractor	5
Section 2.6	Employees and Representatives	5
Section 2.7	Access	6
Section 2.8	Service Coordinators; Disputes	6
ARTICLE III

PAYMENT

Section 3.1	Pricing	6
Section 3.2	Taxes	6
Section 3.3	Billing and Payment	7
Section 3.4	Budgeting and Accounting	7
ARTICLE IV

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

Section 4.1	Disclaimer	7
Section 4.2	As Is; Where Is	8
ARTICLE V

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 5.1	Indemnification by Ensign	8
Section 5.2	Limitation of Liability	8
Section 5.3	Indemnification Procedure; Other Rights	8

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TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (as the same may be amended or supplemented from time to time, this “Agreement”) is entered into as of May 30, 2014, by and between The Ensign Group, Inc., a Delaware corporation (“Ensign”), and CareTrust REIT, Inc., a Maryland corporation (“CareTrust”). Ensign and CareTrust are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, Ensign, through its direct and indirect Subsidiaries, owns the Ensign Business and the CareTrust Business;

WHEREAS, Ensign and CareTrust have entered into a Separation and Distribution Agreement, dated as of May 23, 2014 (the “Separation Agreement”), pursuant to which Ensign will be separated into two independent publicly-traded companies: (a) CareTrust, which, following consummation of the transactions contemplated by the Separation Agreement, will own and conduct the CareTrust Business, and (b) Ensign, which, following the consummation of the transactions contemplated by the Separation Agreement, will own and conduct the Ensign Business;

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, CareTrust desires to procure certain services from Ensign, and Ensign is willing to provide such services to CareTrust, during a transition period, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Party desires to set forth in this Agreement the principal terms and conditions pursuant to which it will provide or receive such services; and

WHEREAS, the execution of this Agreement by the Parties is a condition precedent to the consummation of the transactions contemplated by the Separation Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Separation Agreement. As used in this Agreement (including in Exhibit A), the following capitalized terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Additional Interest” has the meaning set forth in Section 3.3(b).

“Additional Services” has the meaning set forth in Section 2.2.

“Additional Third-Party Providers” has the meaning set forth in Section 2.4(b).

“Adjusted Hourly Rate” for an employee means such employee’s Hourly Rate multiplied by 1.10.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended.

“CareTrust” has the meaning set forth in the preamble to this Agreement.

“Effective Time” means 11:59 p.m. (Pacific time) on May 31, 2014.

“Ensign” has the meaning set forth in the preamble to this Agreement.

“Hourly Rate” for an employee during a given pay period means such employee’s salary (including bonus) and fully burdened benefits for such pay period, divided by the number of hours in such pay period assuming no holidays or other work absences occur during such pay period.

“Known Third-Party Providers” has the meaning set forth in Section 2.4(b).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Payment Date” has the meaning set forth in Section 3.3(b).

“Sales Taxes” has the meaning set forth in Section 3.2.

“Security Regulations” has the meaning set forth in Section 8.2(a).

“Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

“Service Coordinator” has the meaning set forth in Section 2.8.

“Service Costs” means the amounts to be paid by CareTrust to Ensign for Services provided pursuant to this Agreement.

“Services” means the services identified in Exhibit A.

“Systems” has the meaning set forth in Section 8.2(a).

“Term” means the period from the Effective Time to the date of termination of Services under this Agreement pursuant to Section 7.1(b) or (c).

“Third-Party Products and Services” has the meaning set forth in Section 2.4(a).

“Third-Party Providers” has the meaning set forth in Section 2.4(a).

Section 1.2 Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e) accounting terms used herein shall have the meanings historically ascribed to them by Ensign and its Subsidiaries in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g) reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i) if there is any conflict between the provisions of the main body of this Agreement and Exhibit A, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in Exhibit A;

(j) if there is any conflict between the provisions of this Agreement and the Separation Agreement, the provisions of this Agreement shall control (but only with respect to the subject matter hereof) unless explicitly stated otherwise herein; and

(k) any portion of this Agreement obligating a Party to take any action or to refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or to refrain from taking such action, as the case may be.

ARTICLE II

SERVICES

Section 2.1 Services.

(a) Except as set forth in Exhibit A, Ensign shall use commercially reasonable efforts to provide (or to cause another applicable member of the Ensign Group to provide) to CareTrust (or another applicable member of the CareTrust Group) the Services in a manner, scope, nature, timeliness and quality consistent with the manner, scope, nature, timeliness and quality in which such Services (i) were provided to CareTrust (or such other applicable member of the CareTrust Group) prior to the Effective Time by Ensign (or such other applicable member of the Ensign Group) and (ii) are provided after the Effective Time by Ensign (or such other applicable member of the Ensign Group) for its own business.

(b) For those Services provided to CareTrust prior to the Effective Time, CareTrust shall use the Services for substantially the same purposes and in substantially the same manner (including as to volume, amount, level or frequency, as applicable) as such Services have been used immediately prior to the Effective Time; provided that Exhibit A shall control the scope of and any limitation on the Services to be provided (to the extent set forth therein) including any Services that were not previously provided to CareTrust prior to the Effective Time, unless otherwise agreed in writing.

(c) The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to effectuate a smooth transition of the Services from Ensign to CareTrust (or its designee).

Section 2.2 Additional Services. If CareTrust reasonably determines that additional transition services not listed in Exhibit A are necessary after the Effective Time, CareTrust shall provide written notice to Ensign requesting Ensign (i) to provide additional (including as to volume, amount, level or frequency, as applicable) or different services that Ensign is not expressly obligated to provide under this Agreement, if such services are of the type and scope provided by any member of the Ensign Group (including any employee of any member of the Ensign Group) for CareTrust prior to the Effective Time, or (ii) expand the scope of any Service (such additional or expanded services, the “Additional Services”). Ensign shall consider such request in good faith and shall use commercially reasonable efforts to provide any such Additional Service; provided that no member of the Ensign Group shall be obligated to perform any Additional Services if such member, in its reasonable judgment, does not have adequate resources to perform such Additional Services or if the provision of such Additional Services would interfere with the operation of the Ensign Business. Ensign shall notify CareTrust within ten (10) calendar days of receipt of such request as to whether it will or will not provide the Additional Services. If Ensign agrees to provide Additional Services pursuant to this Section 2.2, then the Parties shall in good faith negotiate the terms of a supplement to Exhibit A which will describe in reasonable detail the Additional Services, project scope, term, price and payment terms to be charged for such Additional Services. Once agreed to in writing, the supplement to Exhibit A shall be deemed part of this Agreement as of such date, and the Additional Services shall be deemed “Services” provided hereunder, in each case, subject to the terms and conditions of this Agreement.

Section 2.3 No Violations. Notwithstanding anything to the contrary in this Agreement, neither Party (nor any member of its respective Group) shall be required to perform Services hereunder or to take any actions relating thereto that conflict with or violate any applicable Law or any material Contract, sublicense, authorization, certification or permit.

Section 2.4 Third-Party Providers.

(a) Each Party shall use commercially reasonable efforts to obtain any required consents, licenses or approvals of the providers (“Third-Party Providers”) of any products or services required to be used in providing any Services pursuant to this Agreement (“Third-Party Products and Services”). The Parties understand and agree that provision of any Services requiring the use of any Third-Party Products and Services shall be subject to receipt of any required consents, licenses or approvals of the applicable Third-Party Providers.

(b) With respect to the Services, (i) CareTrust hereby consents to Ensign’s use of any Third-Party Provider(s) named in Exhibit A with respect to such Services (“Known Third-Party Providers”) and (ii) if, after the date of this Agreement, Ensign reasonably determines that it requires the use of Third-Party Providers in addition to the Known Third-Party Providers (“Additional Third-Party Providers”) in providing such Services, the use of such Additional Third-Party Providers shall require the written consent of CareTrust’s Service Coordinator and, subject to Section 2.4(c), such consent will not be unreasonably withheld, conditioned or delayed.

(c) Notwithstanding the foregoing, in those instances in which the use of Third-Party Products and Services will require payment of additional consideration by CareTrust and the payment of such additional consideration is not contemplated by this Agreement (including Exhibit A) or has not been previously agreed by the Parties, then (i) Ensign will provide CareTrust with thirty (30) calendar days’ prior written notice detailing the amount of such additional consideration and (ii) CareTrust will then have the option to (A) procure its own Third-Party Products and Services at its own expense or (B) authorize Ensign to incur the required additional consideration on its behalf and at CareTrust’s expense and such additional consideration will be deemed a Service Cost under this Agreement.

Section 2.5 Independent Contractor. Ensign (and each applicable member of the Ensign Group) shall act under this Agreement solely as an independent contractor, and not as an agent, of CareTrust (and each applicable member of the CareTrust Group).

Section 2.6 Employees and Representatives. Unless otherwise agreed in writing, each employee and representative of Ensign (or a member of the Ensign Group) that provides Services to CareTrust (or a member of the CareTrust Group) pursuant to this Agreement (a) shall be deemed for all purposes to be an employee or representative of Ensign (or such member of the Ensign Group) and not an employee or representative of CareTrust (or such member of the CareTrust Group) and (b) shall be under the direction, control and supervision of Ensign (or such member of the Ensign Group), and Ensign (or such member of the Ensign Group)

shall have the sole right to exercise all authority with respect to the employment (including termination of employment) and assignment of such employee or representative and shall have the sole responsibility to pay for all personnel and other related expenses, including salary or wages, of such employee or representative.

Section 2.7 Access. CareTrust shall provide (or cause any applicable member of the CareTrust Group to provide) Ensign (or any applicable member of the Ensign Group) such reasonable access to the employees, representatives, facilities and books and records of CareTrust (or such member of the CareTrust Group) as Ensign (or such member of the Ensign Group) shall reasonably request in order to enable Ensign (or such member of the Ensign Group) to provide any Services required under this Agreement. Any member of the Ensign Group receiving access pursuant to this Section 2.7 must conform with the confidentiality and security provisions in Article VIII, as applicable.

Section 2.8 Service Coordinators; Disputes. Each Party shall appoint a representative to act as the primary contact with respect to the provision of the Services (each such person, a “Service Coordinator”). The initial Service Coordinator for CareTrust shall be Suzanne Snapper, and the initial Service Coordinator for Ensign shall be William M. Wagner. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute under this Agreement (including, but not limited to, any disputes relating to payments under Article III), and any dispute that is not resolved by the Service Coordinators within thirty (30) calendar days shall be deemed a Dispute under the Separation Agreement and shall be resolved in accordance with the dispute resolution procedures set forth in Article X of the Separation Agreement. Each Party may treat an act of the other Party’s Service Coordinator as being authorized by such other Party without inquiring whether such Service Coordinator had authority to so act; provided that no Service Coordinator shall have authority to amend this Agreement. Each Party shall advise the other Party promptly in writing of any change in its respective Service Coordinator, setting forth the name of the replacement Service Coordinator, and stating that the replacement Service Coordinator is authorized to act for such Party in accordance with this Section 2.8.

ARTICLE III

PAYMENT

Section 3.1 Pricing. All Services provided by Ensign (or another applicable member of the Ensign Group) shall be charged to CareTrust at the fees for such Services determined in accordance with Exhibit A, and the Service Costs shall be payable by CareTrust in the manner set forth in Section 3.3.

Section 3.2 Taxes. The Parties acknowledge that fees charged for Services may be subject to goods and service taxes, value added taxes, sales taxes or similar taxes (collectively, “Sales Taxes”). With respect to all Services provided under this Agreement, (a) Ensign shall be liable for reporting and paying the Sales Taxes or any other applicable taxes imposed on fees received for providing such Services and (b) CareTrust shall reimburse Ensign for the amount of such taxes paid on fees received for providing such Services. CareTrust shall be liable for any applicable use taxes imposed on Services received.

Section 3.3 Billing and Payment.

(a) Within fifteen (15) calendar days after the end of each month, Ensign will invoice CareTrust for the applicable Service Costs on a monthly basis, in arrears, for the prior month just ended. The invoice shall set forth in reasonable detail for the period covered by such invoice (i) the Services rendered, (ii) the Service Costs for each type of Service provided and (iii) such additional information as may be reasonably requested by CareTrust.

(b) CareTrust agrees to pay all of the Service Costs on or before thirty (30) calendar days after the date on which an invoice for Service Costs is delivered to CareTrust (the “Payment Date”) by check or wire transfer of immediately available funds to an account designated in writing from time to time by Ensign. If CareTrust fails to pay any monthly payment on or before the Payment Date, CareTrust shall be obligated to pay, in addition to the amount due pursuant to such invoice, interest on such amount at a rate per annum equal to 5% (“Additional Interest”). Unless otherwise agreed in writing between the Parties, all payments made pursuant to this Agreement shall be made in U.S. dollars.

(c) Notwithstanding the foregoing, if CareTrust in good faith disputes any invoiced charge, payment of such charge shall be made only after mutual resolution of such dispute. CareTrust agrees to notify Ensign promptly, and in no event later than the relevant Payment Date, of any disputed charge. Additional Interest shall not accrue on any amount in dispute, and no default shall be alleged until after the relevant Payment Date.

(d) During the term of this Agreement, each Party shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the fees and related expense for Services provided hereunder. Ensign shall provide documentation supporting any amounts invoiced pursuant to this Section 3.3 as CareTrust may from time to time reasonably request. CareTrust shall have the right to review such books, records and accounts at any time during normal business hours upon reasonable written notice, and CareTrust agrees to conduct any such review in a manner so as not to unreasonably interfere with Ensign’s normal business operations.

Section 3.4 Budgeting and Accounting. Upon reasonable request, each Party will cooperate with the other Party with respect to budgeting and accounting matters relating to the Services.

ARTICLE IV

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

Section 4.1 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.1, CARETRUST ACKNOWLEDGES AND AGREES THAT ENSIGN (AND EACH MEMBER OF THE ENSIGN GROUP) MAKES NO REPRESENTATIONS OR WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR GUARANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY SERVICES PROVIDED HEREUNDER.

Section 4.2 As Is; Where Is. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES (AND ANY RELATED PRODUCTS) TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS.

ARTICLE V

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 5.1 Indemnification by Ensign. Ensign hereby agrees to indemnify, defend and hold harmless the CareTrust Indemnitees from and against any and all Losses relating to, arising out of or resulting from Ensign’s gross negligence or willful misconduct in the performance of its obligations hereunder, or material breach of this Agreement, other than to the extent such Losses are attributable to the gross negligence, willful misconduct or material breach of this Agreement by any member of the CareTrust Group.

Section 5.2 Limitation of Liability.

(a) IN NO EVENT SHALL ANY MEMBER OF THE ENSIGN GROUP, NOR ANY DIRECTOR, OFFICER, MANAGER, EMPLOYEE OR AGENT THEREOF, BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO CARETRUST (OR ANY CARETRUST INDEMNITEES) FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, REMOTE OR SPECULATIVE DAMAGES AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY SUCH PERSON UNDER THIS AGREEMENT, WHETHER OR NOT SUCH PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT ANY SUCH AMOUNT IS PAID TO A THIRD PARTY BY CARETRUST OR ANY OF ITS AFFILIATES.

(b) ENSIGN’S TOTAL LIABILITY TO CARETRUST UNDER THIS AGREEMENT FOR ANY CLAIM SHALL NOT EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID BY CARETRUST FOR SERVICES UNDER THIS AGREEMENT.

Section 5.3 Indemnification Procedure; Other Rights. All claims for indemnification pursuant to Section 5.1 shall be made in accordance with the procedures set forth in Section 9.4 of the Separation Agreement and shall be subject to Sections 9.5 through 9.10 of the Separation Agreement.

ARTICLE VI

FORCE MAJEURE

Section 6.1 General. If Ensign (or any member of the Ensign Group) is prevented from or delayed in complying, in whole or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, earthquake, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, equipment failure, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any Governmental Authority, riot, civil commotion, war, rebellion, act of terrorism, nuclear or other accident, explosion, casualty, pandemic, act of God, or act, omission or delay in acting by any Governmental Authority or by CareTrust (or any member of the CareTrust Group) or any other cause, whether or not of a class or kind listed in this sentence, which is beyond the reasonable control of Ensign (or any other applicable member of the Ensign Group), then upon notice to CareTrust pursuant to Section 6.2, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and, unless otherwise set forth herein to the contrary, Ensign (and any applicable member of the Ensign Group) shall have no liability to CareTrust (or any member of the CareTrust Group) in connection therewith.

Section 6.2 Notice. Upon becoming aware of a disability causing a delay in the performance or preventing performance of any Services to be provided by Ensign (or another member of the Ensign Group) under this Agreement, Ensign shall promptly notify CareTrust in writing of the existence of such disability and the anticipated duration of the disability.

Section 6.3 Subcontractors; Fees. CareTrust shall have the right, but not the obligation, to hire or engage one or more subcontractors to perform the Services affected by the disability for the duration of the period during which such disability delays or prevents the performance of such Services by Ensign, it being agreed that the fees paid or payable under this Agreement with respect to the Services affected by the disability shall be reduced (or refunded, if applicable) on a dollar-for-dollar basis for all amounts paid by CareTrust to such subcontractors; provided that Ensign shall not be responsible for the amount of fees charged by any such subcontractors to perform such Services to the extent they exceed the fees payable under this Agreement for such Services.

Section 6.4 Limitations. Each Party shall use its commercially reasonable efforts to promptly remove any disability under Section 6.1 as soon as possible; provided that nothing in this Article VI will be construed to require the settlement of any lawsuit or other legal proceeding, strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected Party, are contrary to its interest. It is understood that the settlement of a lawsuit or other legal proceeding, strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected Party.

ARTICLE VII

TERM AND TERMINATION

Section 7.1 Term and Termination of Services.

(a) Subject to Section 7.1(c) and except as otherwise set forth in Exhibit A, each of the Services shall be provided for the term specified in Section 7.1(b); provided that CareTrust shall have the right to terminate one or more of the Services that it receives under this Agreement at the end of a designated month by giving Ensign at least thirty (30) calendar days’ prior written notice of such termination. Except as otherwise agreed, each category of Services may only be terminated as a whole, and partial termination of any Services shall not be permitted without the prior approval of Ensign, such approval not to be unreasonably withheld or delayed. The Parties shall cooperate with each other in good faith in their efforts to reasonably effect early termination of Services, including, where applicable, partial termination, and to agree in good faith upon appropriate reduction of the charges hereunder in connection with such early termination.

(b) Except as set otherwise forth in Exhibit A, the provision of Services under this Agreement shall terminate upon the earlier of (a) the cessation of all Services pursuant to Section 7.1(a), or (b) the first anniversary of the Effective Time; provided that CareTrust shall have the one-time right to extend the provision of Services under this Agreement until the second anniversary of the Effective Time by providing Ensign with written notice thereof at least sixty (60) calendar days prior to the first anniversary of the Effective Time. This Agreement, except for Section 2.1 and Section 2.2, shall survive the termination of Services, and any such termination shall not affect any payment obligation for Services rendered prior to termination.

(c) Notwithstanding the foregoing: (i) the Parties may terminate the provision of Services under this Agreement by mutual written consent and (ii) the Parties each reserve the right to immediately terminate the provision of Services under this Agreement by written notice to the other Party in the event that such other Party shall have (A) applied for or consented to the appointment of a receiver, trustee or liquidator; (B) admitted in writing an inability to pay debts as they mature; (C) made a general assignment for the benefit of creditors; or (D) filed a voluntary petition, or have filed against it a petition, for an order of relief under the Bankruptcy Code.

Section 7.2 Effect of Termination.

(a) Termination or expiration of Services under this Agreement shall not release a Party from any liability or obligation which already has accrued as of the effective date of such termination or expiration, and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims, which a Party may have hereunder at law, equity or otherwise or which may arise out of or in connection with such termination or expiration.

(b) As promptly as practicable following termination of any Service, and the payment by CareTrust of all amounts owing hereunder, Ensign shall return all reasonably available material, inventory and other property of the CareTrust Group held by the Ensign Group and shall deliver copies of all of the CareTrust Group’s records maintained by the Ensign Group with regard to such Service in Ensign’s standard format and media. Ensign shall deliver such property and records to such location or locations as reasonably requested by CareTrust. Arrangements for shipping, including the cost of freight and insurance, and the reasonable cost of packing incurred by Ensign shall be borne by CareTrust.

ARTICLE VIII

CONFIDENTIALITY

Section 8.1 Confidentiality. Each Party agrees that the specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith shall be Confidential Information subject to the confidentiality provisions (and exceptions thereto) set forth in Section 8.7 of the Separation Agreement.

Section 8.2 System Security.

(a) If Ensign (or a member of the Ensign Group) is given access to the computer systems or software (collectively, “Systems”) of CareTrust (or a member of the CareTrust Group) in connection with the provision of any Services, Ensign shall comply (or cause such member of the Ensign Group to comply) with all of the system security policies, procedures and requirements (collectively, “Security Regulations”) of CareTrust (or such member of the CareTrust Group), and shall not (or shall cause such member the Ensign Group not to) tamper with, compromise or circumvent any security or audit measures employed by CareTrust (or such member of the CareTrust Group). Ensign shall (or shall cause such member of the Ensign Group to) access and use only those Systems of CareTrust (or such member of the CareTrust Group) for which it has been granted the right to access and use.

(b) Ensign shall use commercially reasonable efforts to ensure that only those of its personnel (or the personnel of such member of the Ensign Group) who are specifically authorized to have access to the Systems of CareTrust (or such member of the CareTrust Group) gain such access, and use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel (or the personnel of such member of its Group) of the restrictions set forth in this Agreement and of the Security Regulations.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the provision of any Services hereunder during the Term. Without limiting the generality of the foregoing, where the cooperation of third parties would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 9.2 Amendments and Waivers.

(a) Subject to Section 11.1 of the Separation Agreement and Section 2.2 of this Agreement, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 9.3 Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements, and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 9.4 Third-Party Beneficiaries. Except as provided in Article V relating to CareTrust Indemnitees, this Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 9.5 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be provided in accordance with the provisions of Section 12.8 of the Separation Agreement.

Section 9.6 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 9.7 Severability. If any term or other provision of this Agreement or the Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.8 Assignability; Binding Effect. The rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

Section 9.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 9.10 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 9.11 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 9.12 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.13 Exhibits. Exhibit A attached hereto is incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 9.14 Effective Time. This Agreement shall be effective as of 11:59 p.m. (Pacific time) on May 31, 2014.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

THE ENSIGN GROUP, INC.

By:	/s/ Christopher R. Christensen
Name: Christopher R. Christensen
Title: President and Chief Executive Officer

CARETRUST REIT, INC.

By:	/s/ Gregory K. Stapley
Name: Gregory K. Stapley
Title: President and Chief Executive Officer

EXHIBIT A

ENSIGN TRANSITIONAL SERVICES

Ensign agrees to provide (or to cause another applicable member of the Ensign Group to provide) to CareTrust (or another applicable member of the CareTrust Group), upon request and within a reasonable time, the following transitional period services (the “Services”). Ensign shall be entitled to receive reimbursement from CareTrust for such Services as set forth below.

Services

1.	Human Resource Services.

a.	Standard Services. The human resource services to be provided by Ensign to CareTrust (the “HR Services”) will consist primarily of supporting the transition of CareTrust employees to CareTrust’s contracted Professional Employer Organization (“PEO”). Such transition of responsibilities would include, for example and not by way of limitation, supporting employee transition management tasks, providing records and information relative to current and historical employee benefits, payroll and workers’ compensation, recruiting, risk/safety management, training and development. All employee files and records of continuing CareTrust employees will be transferred to CareTrust on the effective date of this Agreement.

b.	Special Requirements. The planned provision of the HR Services is based on current facts and circumstances and what Ensign and CareTrust know about CareTrust’s continuing employees, programs and policies today, and the planned transition to the PEO in the future. Any changes or modifications such as (but not limited to) new pay programs, designs, benefits, acquisitions, dispositions, collectively bargained changes, and changes to eligible compensation that are implemented should be communicated to Ensign’s Human Resources Department as soon as possible (and in advance if possible).

c.	Term. From the Effective Time to the date that CareTrust files its Quarterly Report on Form 10-Q with respect to the quarter ended September 30, 2014.

2.	Accounting Services.

a.	Standard Services. The accounting services to be provided by Ensign to CareTrust are as follows:

i.	Provide accounting for the three independent living facilities that CareTrust will retain in the Spin-Off until such time these locations convert to CareTrust’s systems.

ii.	Certain reconciliations, subledger maintenance procedures related to the fixed asset accounting function until such time the tracking of assets is converted to CareTrust systems.

iii.	Processing and maintenance accounts payable function until such time the conversion of CareTrust’s new accounting system is complete.

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b.	Conversion Support. Ensign personnel will provide a reasonable level of assistance to CareTrust, and will facilitate the support of third-party software providers, as reasonably required during the conversion to standalone CareTrust financial systems. During this financial systems conversion process, CareTrust will have access to CareTrust data in all accounting and related modules, including, but not limited to, accounts receivable; accounts payable; and fixed assets.

c.	Term. From the Effective Time to the date that CareTrust files its Quarterly Report on Form 10-Q with respect to the quarter ended September 30, 2014.

3.	Legal & Compliance Services.

a.	Legal Services. Ensign will provide information, required documentation and support in the event of any litigation. Support for litigation arising from or in connection with events that occurred prior to the Effective Time shall be covered by the indemnification provisions of the Separation Agreement and not by this Agreement. Ensign will also provide access to historical documentation, books and records needed to prosecute, defend or avoid litigation, defaults or other adverse events, upon request.

b.	Compliance Services. Ensign’s Chief Compliance Officer shall serve as CareTrust’s Chief Compliance Officer. Ensign shall provide CareTrust with full access to its compliance and training programs and systems to the extent necessary for CareTrust to comply with the terms and conditions of Ensign’s Corporate Integrity Agreement (“CIA”), for so long as, and notwithstanding anything in this Agreement to the contrary, CareTrust remains subject to the CIA, unless such service is earlier terminated by CareTrust. Ensign shall provide periodic reports regarding CareTrust employees relative to compliance testing and reporting obligations, and shall include CareTrust’s compliance statistics in its regular reports to the government and its agents so as to timely fulfill CareTrust’s reporting requirements.

4.	Information Systems Services.

a.	Standard Services. The information systems services (“IS Services”) to be provided by Ensign to CareTrust will consist primarily of:

i.	Coordinating with the third-party vendor, which will maintain and administer CareTrust’s computer and data storage systems, office and mobile telephones, email and other technology tools and resources, and providing technical support therefor while CareTrust and its personnel and systems remain housed, in whole or part, in the Ensign offices;

ii.	Coordinating with the third-party vendor, which will assist in the orderly procurement, setup and installation of network equipment, communication lines, Internet connectivity, computers, servers, peripherals, phones, copiers and other technology equipment and systems for CareTrust’s new offices;

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iii.	Coordinating with the third party vendor to setup of CareTrust’s new information technology (“IT”) network and systems and the transitioning of all CareTrust IT data to the new IT network, including supporting the following: systems administration, network administration, application support, email, and electronic records maintenance.

b.	Special Requirements. Ensign and CareTrust have agreed to the following special requirements concerning the IS Services:

i.	Ensign will provide access to historical data relating to acquisition and improvement of the properties comprising CareTrust’s initial portfolio through data extracts.

ii.	Notwithstanding anything herein to the contrary, Ensign will maintain the email addresses “gstapley@ensigngroup.net” and “dsedgwick@ensigngroup.net” and “wwagner@ensigngroup.net” and agrees to automatically forward all emails received to CareTrust for one (1) year from the Effective Time. In the event Ensign ever wishes to abandon the ensigngroup.net domain it will instead assign such domain to CareTrust.

5.	Office Facilities. Ensign shall continue to make available office space in its Service Center offices at 27101 Puerta Real, Suite 400, Mission Viejo, CA for employees and visitors of CareTrust. Such space shall include Internet and phone service and support, regular receptionist services (e.g., answering phones), use of office networks, copiers, peripherals and systems, and the use of conference and meeting rooms on a reasonably available basis.

Fees and Expenses

1.	Services. CareTrust shall reimburse Ensign for the Services based on time spent by Ensign employees on such services at each such employee’s Adjusted Hourly Rate.

2.	Expenses. Any expenses related to the rendition of the Services, including without limitation costs billed to Ensign by its regular third-party providers whose assistance may be required to the render the Services, will be billed to CareTrust and reimbursed at cost.

3.	Office Facilities. CareTrust shall reimburse Ensign for its pro rata share of the office space it uses during its continued occupancy.

4.	Billing. Ensign will provide CareTrust with an itemized invoice for all Services rendered on a monthly basis.

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